AUTOMATIC/FACULTATIVE YRT

REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

Between

MINNESOTA LIFE INSURANCE COMPANY

(Agreement 234-25)

And

SECURIAN LIFE INSURANCE COMPANY

(Agreement 602-7)

of St Paul, Minnesota

(hereinafter referred to as the “Ceding Company”)

and

RGA REINSURANCE COMPANY

(Agreement 15711-00-00)

Chesterfield, Missouri

(hereinafter referred to as the “Reinsurer”)

EFECTIVE DATE OF AGREEMENT: NOVEMBER 1, 2017

TABLE OF CONTENTS

ARTICLE 1 – PREAMBLE		5

1.1	PARTIES TO THIS AGREEMENT	5
1.2	CHOICE OF LAW AND FORUM	5
1.3	ENTIRE AGREEMENT	5
1.4	ASSIGNMENT OR TRANSFER	5
1.5	EXPENSE OF ORIGINAL POLICY	5

ARTICLE 2 – AUTOMATIC REINSURANCE		6

2.1	GENERAL CONDITIONS	6
2.2	UNDERWRITING EXCEPTIONS	7
2.3	CHANGES TO UNDERWRITING GUIDELINES	7

ARTICLE 3 – FACULTATIVE REINSURANCE		8

3.1	GENERAL PROVISIONS	8
3.2	AUTOMATED SELECTION AND ASSESSMENT PROGRAM (ASAP)	8

ARTICLE 4 – COMMENCEMENT OF LIABILITY		11

4.1	AUTOMATIC REINSURANCE	11
4.2	FACULTATIVE REINSURANCE	11
4.3	BACKDATING TO SAVE AGE	11
4.4	CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT	11

ARTICLE 5 – PREMIUM ACCOUNTING		13

5.1	PREMIUMS AND ALLOWANCES	13
5.2	PAYMENT OF PREMIUMS AND ALLOWANCES	13
5.3	DELAYED PAYMENT	13
5.4	FAILURE TO PAY PREMIUMS	13
5.5	PREMIUM RATE GUARANTEE	14

ARTICLE 6 – POLICY TERMINATIONS, CHANGES AND REINSTATEMENTS		16

6.1	REDUCTIONS	16
6.2	TERMINATIONS	16
6.3	INCREASES	17
6.4	RISK CLASSIFICATION CHANGES	17
6.5	REINSTATEMENT	17
6.6	NONFORFEITURE BENEFITS	18

ARTICLE 7 – CONVERSIONS, EXCHANGES AND REPLACEMENTS		19

ARTICLE 8 – POLICY RESCISSION		20

ARTICLE 9 – CLAIMS		21

9.1	NOTICE	21
9.2	PROOFS	21
9.3	AMOUNT AND PAYMENT OF REINSURANCE BENEFITS	21
9.4	DISPUTED CLAIMS	22
9.5	CLAIM EXPENSES	22
9.6	MISREPRESENTATION OR SUICIDE	22
9.7	MISSTATEMENT OF AGE OR GENDER	22
9.8	EXTRA-CONTRACTUAL DAMAGES	23

ARTICLE 10 – RETENTION LIMIT CHANGES		24

ARTICLE 11 – RECAPTURE		25

ARTICLE 12 – REINSURED NET AMOUNT AT RISK		26

ARTICLE 13 – GENERAL PROVISIONS		27

13.1	CURRENCY	27
13.2	PREMIUM TAX	27
13.3	INSPECTION OF RECORDS	27
13.4	COMPLIANCE OF LAWS	27
13.5	THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)	27
13.6	SEVERABILITY	28
13.7	WAIVER	28

ARTICLE 14 – DAC TAX		29

ARTICLE 15 – RESERVES		30

15.1	RESERVE REPORTING	30
15.2	RESERVE CREDIT	30

ARTICLE 16 – OFFSET		32

ARTICLE 17 – INSOLVENCY		33

17.1	INSOLVENCY OF A PARTY TO THIS AGREEMENT	33
17.2	INSOLVENCY OF THE CEDING COMPANY	33
17.3	INSOLVENCY OF THE REINSURER	34

ARTICLE 18 – ERRORS AND OMISSIONS		35

ARTICLE 19 – ARBITRATION		36

19.1	GENERAL	36
19.2	ISSUE RESOLUTION	36
19.3	NOTICE OF ARBITRATION	36
19.4	PROCEDURE	36
19.5	PLACE OF ARBITRATION	37
19.6	ARBITRATION COSTS	37
19.7	ARBITRATION SETTLEMENT	37
19.8	INJUCTIVE RELIEF	37
19.9	CONFIDENTALITY OF ARBITRATION	38

ARTICLE 20 – DURATION OF AGREEMENT		39

ARTICLE 21 – REPRESENTATIONS AND WARRANTIES		40

ARTICLE 22 – CONFIDENTALITY		41

22.1	CONFIDENTIALITY DEFINITIONS	41
22.2	NONDISCLOSURE; SECURITY	42
22.3	DATA SECURITY SAFE GUARDS	43
22.4	EXCEPTIONS	43
22.5	RETURN, DESTRUCTION OF CONFIDENTIAL INFORMATION	43
22.6	REPRESENTATIONS	43

ARTICLE 23 – DEFINITIONS		44

ARTICLE 24 – EXECUTION		47

EXHIBIT A – RETENTION SCHEDULE OF THE CEDING COMPANY		48

EXHIBIT B – BUSINESS COVERED AND ISSUE AGE LIMITS		49

EXHIBIT C – BINDING LIMITS		53

EXHIBIT D – REINSURANCE PREMIUMS		57

EXHIBIT E – DATA PROTECTION ADDENDUM		72

EXHIBIT F – SELF ADMINISTERED REPORTING		76

ARTICLE 1 – PREAMBLE

1.1	PARTIES TO THIS AGREEMENT

This Agreement will be construed to constitute a separate and distinct Agreement between each Company and the Reinsurer. The duties and obligations of each Company and the Reinsurer under this Agreement are several and not joint.

This Agreement is a YRT indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Ceding Company.

This Agreement will be binding upon the parties hereto and their respective successors and assigns including any rehabilitator, conservator, liquidator or statutory successor of either party. Neither party may effect any novation of this Agreement without the other party’s prior written consent.

Day or days, when used in this Agreement, will mean calendar days.

1.2	CHOICE OF LAW AND FORUM

This Agreement, will in all respects be governed by, and construed in accordance with the law and exclusive jurisdiction of the Courts of Minnesota.

1.3	ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties, with respect to the business being reinsured hereunder, and there are no understandings between the parties other than expressed in this Agreement. Any alterations to the provisions of this Agreement will be made by Amendment or Addenda and must be signed by both parties, except as otherwise provided herein. These documents will be regarded as part of this Agreement and will be equally binding

1.4	ASSIGNMENT OR TRANSFER

Neither this Agreement nor any new or inforce reinsurance under this Agreement, may be sold or assigned in whole or in part by either the Ceding Company or the Reinsurer without the prior written approval of the other party. Nothing herein shall prohibit the Reinsurer from retroceding or transferring Risk associated with the Agreement to other parties.

1.5	EXPENSE OF THE ORIGINAL POLICY

The ceding company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the underwriting and issuance of the Policy.

ARTICLE 2 – AUTOMATIC REINSURANCE

2.1	GENERAL CONDITIONS

On and after the Effective Date of this Agreement, the Ceding Company will Automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B-Business Covered and Issue Age Limits.

The Reinsurer will Automatically accept its share of the above-referenced policies up to the limits shown in Exhibit C-Binding Limits, provided that:

a.	the Ceding Company keeps its Quota Share Retention, as specified in Exhibit A – Retention Schedule of the Ceding Company;
b.

the Ceding Company applies the underwriting and reinstatement guidelines, practices, and procedures for risk selection conveyed to the Reinsurer prior to or at the time of pricing, or any Material Changes consented to in writing by the Reinsurer, which are still in use on the coverage commencement date;

c.

the sum of the Ultimate Amount of reinsurance required including contractual increases and any applicable Riders, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Ceding Company, does not exceed the Automatic Pool Binding Limits set out in Exhibit C-Binding Limits;

d.

the amount of life insurance in force in all companies, including any coverage to be replaced, plus the ultimate face amount currently applied for on that life in all companies, does not exceed the Jumbo Limits stated in Exhibit C-Binding Limits;

e.	the application is on a life that is not a Professional Athlete;
f.

the application is on a life that has not been submitted Facultatively to the Reinsurer or any other reinsurer within the last three (3) years, unless the reason for any prior Facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement; and

g.

the insureds, at the time of the application, must be residents of the United States, Canada, Puerto Rico, or Guam, eligible for coverage under the Ceding Company’s resident underwriting guidelines which have been consented to by the Reinsurer in accordance with the provisions of Article 2.

For purposes of this Agreement, “ultimate face amount” will mean to the best of the Ceding Company’s knowledge, the projected maximum face amount at the time of underwriting, including any contractual increases, that could be reached based on reasonable assumptions made about the policy.

2.2	UNDERWRITING EXCEPTIONS

It is understood and agreed that the Reinsurer will accept the Ceding Company’s underwriting decisions as long as the Ceding Company’s underwriters act in good faith, in a prudent manner and in accordance with the Ceding Company’ s underwriting guidelines, manual, age and amount requirements and control procedures (collectively, “the Underwriting Requirements”).     Mistakes in mortality assessment will only be accepted for Automatic reinsurance by the Reinsurer provided such mistakes are not systemic or part of a pattern that evidences disregard for the Underwriting Requirements. Underwriter discretion, which may deviate from the Underwriting Requirements when deemed warranted and appropriate by the Ceding Company underwriter exercising his or her professional judgment, will also be accepted for Automatic reinsurance by the Reinsurer provided that the assessed mortality risk for the policy is consistent with the Ceding Company’s expected mortality level for the underwriting classification that is applied. Business Exceptions occur where the Underwriting Requirements are deviated from based on business considerations rather than underwriting judgment.

Business Exceptions will be accepted for Automatic reinsurance only with the approval of the Reinsurer. At the time the final underwriting decision is reached, the Ceding Company shall document in the underwriting file any Business Exception made and the support for such decision.

2.3	CHANGES TO UNDERWRITING GUIDELINES

The Ceding Company reserves the right to revise the underwriting guidelines from time to time. For any Material change to the underwriting guidelines, the Ceding Company agrees to provide twenty (20) days’ advance written notice to the Reinsurer, and the Reinsurer agrees to provide its decision in writing with regard to the proposed change within twenty (20) days. If there is no response from the Reinsurer, the Ceding Company will follow up with the Reinsurer before expiration of the review period. The Reinsurer’s failure to respond within twenty (20) days will constitute its acceptance of these changes.

ARTICLE 3 – FACULTATIVE REINSURANCE

3.1	GENERAL PROVISIONS

The Ceding Company may submit any application on a Policy identified in Exhibit B – Business Covered and Issue Age Limits to the Reinsurer for its consideration on a facultative basis including, but not limited to, Policies with amounts in excess of the Automatic Binding Limits.

The Ceding Company shall apply for reinsurance on a facultative basis by sending to the Reinsurer a mutually acceptable application for facultative reinsurance. In addition to the facultative application, the Ceding Company shall provide all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports and to the best of the Ceding Company’s knowledge, the Ultimate Amount applied for in all companies, Ultimate Amount to be placed in all companies and Ultimate Amount to be in force in all companies and any other information bearing on the insurability of the risk. The Ceding Company also shall notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment shall be immediately transmitted to the Reinsurer.

To the best of the Ceding Company’s ability at the time of issue, the Ceding Company has the responsibility to clearly identify the Ultimate Amount to be reinsured so that the Reinsurer’s underwriters are aware of the highest projected policy death benefit amount. The highest Reinsured Net Amount at Risk can never exceed the amount of the Reinsurer’s offer. Year-to-year changes in risk will be shared proportionately, determined by the amount of retention relative to the amount of reinsurance, unless specified otherwise.

After consideration of the facultative application and related information, Reinsurer shall promptly inform the Ceding Company of its underwriting decision. If the Reinsurer makes an offer, the Ceding Company must accept Reinsurer’s offer during the lifetime of the insured and within the (i) time period specified in Reinsurer’s offer or (ii) one hundred and twenty (120) days after the Ceding Company’s receipt of such offer. The Ceding Company shall accept Reinsurer’s offer by (i) written notification or (ii) reporting such risk on the periodic reports it provides to Reinsurer pursuant to Exhibit F. The Ceding Company will place the case with the Reinsurer having the first in, best offer.

If the Ceding Company fails to accept the Reinsurer’s offer as set forth above, Reinsurer’s offer shall expire and no reinsurance coverage shall exist on the Risk.

3.2	AUTOMATED SELECTION AND ASSESSMENT PROGRAM (ASAP)

The Automated Selection and Assessment Program (ASAP) is covered under the Facultative Provisions of this Agreement. ASAP is defined as an underwriting program whereby the Ceding Company may enter key information pertinent to the insurability of a single life risk via Gateway, the Reinsurer’s Extranet, and will receive an on-line immediate electronic decision based on the information submitted. In order to be eligible for consideration under this program, the case must be Standard (not ratable) in all respects other than the impairment(s) being evaluated by ASAP.

For those policies which support a preferred rating, such policies are eligible for ASAP consideration if the case is consistent with the Ceding Company’s underwriting guidelines for a preferred rating in all respects other than the impairment(s) being evaluated by ASAP.

When the Ceding Company electronically binds the Reinsurer, the Reinsurer becomes the sole reinsurer of record. The liability of the Reinsurer for all claims arising under the ASAP commences simultaneously with that of the Ceding Company and will cease at the same time as the liability of the Ceding Company ceases.

Insureds with residences other than those listed in Article 2 of this Agreement may be eligible for coverage if given electronic acceptance via ASAP.

To qualify for this program, all in force policies and applied for amounts on the proposed insured may not exceed the jumbo limit stated in Exhibit C-Binding Limits of this Agreement.

When cases submitted through the ASAP are not eligible for ASAP, the Ceding Company may cede 100% of the risk to the Reinsurer at the Ceding Company’s original assessed rate. The face amount for these risks cannot exceed the automatic binding limits stated in the Agreement or the Ceding Company’s maximum exposure under the ASAP, whichever is less. Such cases will be clearly identified as an “ASAP Exception Case” when they are submitted to the Reinsurer.

ASAP shall not cover any risk that the Reinsurer is legally prohibited from reinsuring. For purposes of this exclusion, the term ‘legally prohibited’ shall mean contrary to the laws and/or regulations of the United States of America, including, but not limited to: lists promulgated or maintained by the United States Department of Treasury naming Specially Designated Nationals or Blocked Persons; or any other laws, regulations, executive orders, or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations, or governments. The Ceding Company is responsible for checking prospective insureds to ensure eligibility prior to submitting the case electronically via ASAP.

ASAP contains copyrighted material, trade secrets and other proprietary material. All intellectual property rights in ASAP are owned by the Reinsurer and its affiliates, and are protected by United States copyright laws and international treaty provisions.

In order to protect the Reinsurer’s intellectual property rights in ASAP, the Ceding Company may not decompile, reverse engineer, disassemble or otherwise reduce ASAP to a human-perceivable form. The Ceding Company may not modify, network, rent, lease, loan, distribute or create derivative works based upon ASAP in whole or in part. The Ceding Company is entitled to use the Software for its own internal business purposes only.

The Ceding Company expressly acknowledges and agrees that use of ASAP is at the Ceding Company’s sole risk. ASAP and related documentation are provided “AS IS” and without warranty of any kind. The Reinsurer specifically disclaims any warranty of merchantability, fitness for a particular purpose, title and noninfringement.

The Reinsurer shall not be liable for actual, special, incidental, consequential or other damages arising out of the use of or inability to use ASAP, including without limitation, damages or costs relating to the loss of profits, loss of use, loss of data or interruption of business, even if the Reinsurer is advised of or aware of the possibility of such damages.

ARTICLE 4 COMMENCEMENT OF LIABILITY

4.1	AUTOMATIC REINSURANCE

For Automatic reinsurance, the Reinsurer’s liability will commence at the same time as the Ceding Company’s liability.

4.2	FACULTATIVE REINSURANCE

For Facultative reinsurance, the Reinsurer’s liability will commence at the same time as the Ceding Company’s liability, provided that the Reinsurer has made a binding Facultative offer and that offer was accepted, during the lifetime of the insured, in accordance with the terms of this Agreement.

4.3	BACKDATING TO SAVE AGE

The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue date precedes the Effective Date of this Agreement. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit C.

4.4	CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

Reinsurance coverage under a Conditional Receipt or Temporary Insurance Agreement is limited to the Reinsurer’s share of amounts within the Conditional Receipt ·or Temporary Insurance Agreement specified in Exhibit C-Binding Limits. Reinsurance coverage is limited to one Conditional Receipt or Temporary Insurance Agreement per application on a life regardless of how many receipts are issued or initial premiums are accepted by the Ceding Company. The Reinsurer will accept liability provided that:

a)	The Reinsurer has reviewed and approved the Conditional Receipt form or Temporary Insurance Agreement form; and

b)

The risk is eligible for Automatic reinsurance under this Agreement; or the Reinsurer has made a Facultative offer during the lifetime of the insured and the Ceding Company would have accepted that offer; and

c)

For facultative applications submitted to the Reinsurer, the Reinsurer’s liability under a Conditional Receipt or a Temporary Insurance Agreement will begin simultaneously with the Ceding Company’s contractual liability if the Reinsurer’s facultative offer has been accepted or would have been accepted. The Reinsurer’s liability is limited to its share, as shown in Exhibit C-Binding Limits, of amounts accepted within the Ceding Company’s usual cash-with-application procedures for temporary coverage.

If the proposed insured dies prior to the completion of the underwriting process, the Reinsurer will continue underwriting the risk to determine if a facultative offer would have been made on the risk. If so, the Reinsurer will accept liability for the risk, subject to the limits specified in the paragraph above.

d)	The Reinsurer has no liability for facultative applications that the Ceding Company has not submitted to the Reinsurer.

e)	The Ceding Company, its agents, or representatives have followed its normal cash-with-application procedures for such coverage.

After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

ARTICLE 5 – PREMIUM ACCOUNTING

5.1	PREMIUMS AND ALLOWANCES

Reinsurance premium rates paid by the Ceding Company and allowances paid by the Reinsurer for life insurance and other benefits reinsured under this Agreement are shown in Exhibit D-Reinsurance Premiums. The reinsurance premiums paid by the Ceding Company as well as the allowance paid by the Reinsurer will be applied to the Reinsured Net Amount at Risk under this Agreement.

5.2	PAYMENT OF PREMIUMS AND ALLOWANCES

Reinsurance premiums and allowances will be paid annually in advance with monthly billing. The Ceding Company will self-administer all reinsurance under this Agreement. Renewal Premium, allowances and any adjustments will be due within sixty (60) days of anniversary processing, in accordance with the following paragraph. New business premium and allowances are due within one hundred twenty (120) days of the date the risk is issued and paid.

The Ceding Company will calculate the amount of reinsurance premium and allowances due and within sixty (60) days after the last day of each billing period, and will send the Reinsurer a statement that contains the information shown in Exhibit F, including any reinsurance premiums and allowances due for that period. The Ceding Company will remit amounts due the Reinsurer at the same time as the statement.

If an undisputed amount is due the Ceding Company, the Reinsurer will remit that amount to the Ceding Company within thirty (30) days of receipt of the statement. The Ceding Company and the Reinsurer will work together to resolve any disputed amounts due either party within sixty (60) days receipt of the statement.

5.3	DELAYED PAYMENT

When balances are in default, each party reserves the right to charge interest at the prime rate plus 2% as stated in the Wall Street Journal on January 1, prior to the due date of the Premium when Premium is delinquent.

5.4	FAILURE TO PAY PREMIUMS

The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that undisputed reinsurance premiums are not paid within sixty (60) days after they are due pursuant to Article 5.2 above, the Reinsurer will have the right to terminate the reinsurance for all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company ninety (90) days written notice of its intention. Such notice will be sent by certified mail or overnight courier service (e.g. Federal Express).

If all reinsurance premiums in arrears, including any that become in arrears during the ninety (90) day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each policy. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their due date pursuant to Article 5.2 above.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within thirty (30) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the ninety (90) day notice.

The Ceding Company may not force termination under the provisions of this Article to avoid the provisions regarding recapture in Article 11 , nor to transfer the reinsured policies to another Reinsurer.

5.5	PREMIUM RATE GUARANTEE

YRT

The Life Reinsurance Premium rates contained in this Agreement are guaranteed for one year, and the Reinsurer anticipates continuing to accept Premiums on the basis of these rates indefinitely. If the reinsurer deems it necessary to increase rates, then it shall provide the Ceding Company with sound actuarial evidence for the justification of the rate increase. In no event will such increased premium rates be higher than the greater of (i) the rates in Exhibit D-Reinsurance Premiums or (ii) as defined below.

For products that have not adopted the 2017 CSO Loaded Sex & Smoker Distinct, Select & Ultimate Age Nearest Birthday mortality table:

the one year term premium for annual renewable term insurance calculated using the 2001 CSO Sex & Smoker Distinct, Select & Ultimate, Age Nearest Birthday mortality table and statutory maximum interest rate for the reinsured business for each year of issue; or

For products that have adopted the 2017 CSO Loaded Sex & Smoker Distinct, Select & Ultimate Age Nearest Birthday mortality table:

the one year term premium for annual renewable term insurance calculated using a multiple of 125% of the 2017 CSO Loaded Preferred Structure Tables, Sex, Tobacco & Class Distinct, Ultimate Only, Age Nearest Birthday mortality table and statutory maximum interest rate for the reinsured business for each year of issue.

An additional mortality load will be applied to the premium rate guarantee for non-standard risks as follows:

a)	Conversions will include an additional 50% load (for the sake of clarity, the above maximum rates will be multiplied by 1.5 for policies that are the result of term conversions)
b)	Substandard policies will include an additional load of 25% per table rating and add any flat extra
c)	Other non-standard risks will include an additional load to be determined by mutual agreement of the parties to this Agreement.

For inforce blocks of business, if an increase in reinsurance rates occurs on a guaranteed product that is reinsured on non-guaranteed terms, the Ceding Company, with written notice to the Reinsurer, has the right to recapture the business to which such increase applies as set forth in this Article. Written notice of the Ceding Company’s intent to recapture the reinsurance will be given to the Reinsurer within one hundred twenty (120) days after the notification of the increase in reinsurance rates. Recapture will become effective no earlier than the effective date of the rate increase and no later than the policy anniversary next following or coincident with the date written notice of recapture is provided to the Reinsurer.

For inforce blocks of business, if an increase in reinsurance rates occurs on a non-guaranteed product that is reinsured on non-guaranteed terms, the Ceding Company should investigate the possibility of increasing its direct pricing or charges to restore the product to previous profitability. If the Ceding Company determines that it cannot reasonably implement such a pricing increase, then, with written notice to the Reinsurer, it has the right to recapture the business to which such increase applies as set forth in this Article.

Written notice of the Ceding Company’s intent to recapture the reinsurance will be given to the Reinsurer within one hundred twenty (120) days after the notification of the increase in reinsurance rates. Recapture will become effective no earlier than the effective date of the rate increase and no later than the policy anniversary next following or coincident with the date written notice of recapture is provided to the Reinsurer.

ARTICLE 6 – POLICY TERMINATIONS, CHANGES AND REINSTATEMENTS

The Ceding Company will promptly notify the Reinsurer of any change optimally within ninety (90) days after its effective date.

6.1	REDUCTIONS

Unless specified otherwise in this Agreement, if the amount of a reinsured Policy issued by the Ceding Company is reduced and the amount of reinsurance is on a quota share basis, then the amount of reinsurance on that reinsured Policy will be reduced effective the same date by the same proportion as the reduction under the original reinsured Policy.

The reinsurance reduction will be on a Last in First Out basis (LIFO). The reduction will first apply to any reinsurance on the reinsured Policy being reduced and then, if applicable, in chronological order according to policy date (“Last in, first out”) to any reinsurance on other policies in force on the life. However, the Ceding Company will not be required to assume a risk for an amount in excess of its regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

If the reinsurance for a reinsured Policy has been placed with more than one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer.

A reduction to one of the Ceding Company’s policies not reinsured hereunder will require that the Ceding Company maintain its required retention as specified in Exhibit A-Retention Schedule of the Ceding Company of this Agreement.

In the event of the reduction of a policy or policies reinsured under this Agreement, the Reinsurer will refund any unearned reinsurance premiums net of allowances. The reinsured portion of any policy fee will be deemed earned for the entire policy year if the policy was reinsured during any portion of that policy year.

6.2	TERMINATIONS

When a policy issued by the Ceding Company terminates by death, lapse, surrender or otherwise, the corresponding reinsurance on the reinsured Policy will be terminated effective the same date. Unless specified otherwise in this Agreement, if a policy fully retained by the Ceding Company terminates, the terms of Article 6.1 will apply. Full retention shall be defined as specified in Exhibit A-Retention Schedule of the Ceding Company of this Agreement.

If a policy issued by the Ceding Company lapses and extended term insurance is elected under the terms of that policy, the corresponding reinsurance on the reinsured Policy will continue on the same basis as the original reinsured Policy until the expiry of the extended term period.

If a policy issued by the Ceding Company lapses and reduced paid-up insurance is elected under the terms of that policy, the amount of the corresponding reinsurance on the reinsured Policy will be reduced according to the terms of Article 6.1.

If the Ceding Company allows the policy to remain in force under its automatic premium loan provision, the corresponding reinsurance on the reinsured Policy will continue unchanged and in force as long as such provisions remain in effect, except as otherwise provided in this Agreement.

In the event of the termination of a policy or policies reinsured under this Agreement, the Reinsurer will refund any unearned reinsurance premiums net of allowances.

6.3	INCREASES

Non-Contractual

If the amount of insurance is increased as a result of an underwritten change, the increase will be considered new risk under this Agreement in accordance with Exhibit A-Retention Schedule of Ceding Company. The Risk will not be automatically reinsured if the life was previously reviewed or underwritten on a facultative basis

Contractual

The term products listed in Exhibit Bare ineligible for non-underwritten (contractual) increases. Reinsurance of increases in amount resulting from contractual policy provisions will be based on the issue age, mortality rating, underwriting class and duration from issue of the original Policy.

The Ceding Company and the Reinsurer will share the increased amount proportionately. Once the maximum retention is held by the Ceding Company, the increased amount will be shared proportionately between all reinsurers. If the reinsurance is Automatic, the Automatic Pool Binding Limits or jumbo limits shown in Exhibit C must not be exceeded. If the reinsurance is Facultative, the amount of reinsurance must not exceed the Ultimate Amount included in the Facultative offer.

Any change in the Policy Net Amount at Risk due to changes in the policy’s cash value or account value will be shared proportionately between the Ceding Company and all reinsurers.

6.4	RISK CLASSIFICATION CHANGES

For automatic Risks, the Ceding Company may reduce the rating classification or change the tobacco classification in accordance with the Ceding Company underwriting guidelines. The Ceding Company will notify the Reinsurer of this change. For Facultative Risks, the Ceding Company will submit the rating classified changes and tobacco class changes to the Reinsurer for its approval.

6.5	REINSTATEMENT

Any Risk originally reinsured on an automatic basis or on a facultative basis where no underwriting is required, in accordance with the terms and conditions of this Agreement by the Ceding Company may be reinstated with the Reinsurer as long as the policy is reinstated in accordance with the established procedures and rules of the Ceding Company previously disclosed to the Reinsurer.

Any policy reinstatement exceptions deviating from established procedures and rules previously disclosed to the Reinsurer must be approved by the Reinsurer prior to ceding the reinstatement to the Reinsurer. Any Policy originally reinsured with the Reinsurer on a Facultative basis that requires underwriting due to a lapsed status for more than ninety (90) days, the Risk will be submitted with the underwriting requirements and approved by the Reinsurer before it is reinstated. The Ceding Company will pay the Reinsurer all reinsurance Premiums in the same manner as the Ceding Company received the insurance Premiums under the particular Policy.

6.6	NONFORFEITURE BENEFITS
a.

Extended Term: If the Policy changes to extended term insurance under the terms of the Policy, reinsurance will continue on the same basis as under the original Policy until the expiry of the extended term.

b.	Reduced Paid-Up: If the Policy changes to reduced paid-up insurance under the terms of the Policy, the amount reinsured will be reduced in accordance with Article 6, Section 1 above.

ARTICLE 7 – CONVERSIONS, EXCHANGES AND REPLACEMENTS

The Reinsurer will continue to reinsure the Risk resulting from the Non-Contractual Conversion of any coverage reinsured under this Agreement, in an amount not to exceed the original amount reinsured. For the sake of clarity, a Contractual Conversion option is not available for any term rider or term agreement reinsured under this Agreement.

Reinsurance of Non-Contractual Conversions will remain with the Reinsurer on a YRT basis. If the product to which the original Risk is converting is reinsured by the Reinsurer, either under this Agreement or under a different Agreement, reinsurance Premium rates for the coverage will be those contained in the Agreement that covers the product to which the Policy is converting.

However, if the new product is not reinsured by the Reinsurer, reinsurance Premiums for a Policy resulting from a Non-Contractual Conversion will use the rates shown in Exhibit D – Reinsurance Premiums. Reinsurance Premiums and any pay percentages applicable to Non-Contractual Conversions will be on a point in scale basis from the original issue age and current duration of the Risk reinsured. For off-anniversary conversions, duration shall be rounded to the nearest number based on the issue date of the original policy. If conversion occurs during the first six (6) months of the original issued policy, the first year percentage of premium for the converted policy will be 0%.

The Ceding Company will promptly notify the Reinsurer in advance of any previously undefined or undisclosed marketing campaigns or changes in company practices which target and encourage conversions, exchanges, or replacements of reinsured policies. If the Reinsurer concludes any such campaigns or changes materially impact the risk profile of the business reinsured under this Agreement, the Reinsurer will promptly notify the Ceding Company of any changes to the pay percentages.

ARTICLE 8 – POLICY RESCISSION

If it is determined that a Policy reinsured under this Agreement should be rescinded due to misrepresentation by the policy owner or the insured, the Reinsurer will pay its share of reasonable investigation and legal expenses connected with the rescission action. If it is determined that multiple similarly situated policies reinsured under this Agreement should all be rescinded for the same reason or reasons, the Ceding Company must consult with the Reinsurer in advance of incurring the investigation and legal expenses.

The Reinsurer will not reimburse the Ceding Company for routine expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company.

ARTICLE 9 – CLAIMS

9.1	NOTICE

When the Ceding Company is informed of a claim, it will promptly notify the Reinsurer of the claim. This notification will provide the Reinsurer with the following information: The Name, Policy Number, Issue Date, Date of Birth, Date of Death (if known), Face Amount and Reinsured Net Amount At Risk.

9.2	PROOFS

The Ceding Company will examine and approve the claims and will send the Reinsurer notification of all paid claims. It is the sole decision of the Ceding Company to determine if the claim is payable. The Reinsurer agrees to accept the determination of the Ceding Company based on the Ceding Company’s standard claims practices and subject to the terms of this Agreement.

When the Ceding Company is requesting its share of the claim, the following proofs will be submitted to the Reinsurer with each claim: a copy of the death certificate, proof of the amount paid on such claim by the Ceding Company and a copy of the claimant’s statement. The Reinsurer will also pay its proportionate share of interest that the Ceding Company pays on the death benefit.

In every case of loss, copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient provided proofs are in accordance with the Ceding Company’s current claim practices.

The Reinsurer reserves the right to request, and the Ceding Company will send upon such request, documents on any claim reinsured under this Agreement.

9.3	AMOUNT AND PAYMENT OF REINSURANCE BENEFITS

As soon as the Reinsurer receives proper claim notice, proof of the claim and the Death Claim Benefit Request Form, the Reinsurer shall within sixty (60) days pay the reinsurance benefits eligible for coverage under this Agreement due the Ceding Company. The claim benefits paid will be in a single sum, regardless of the Ceding Company’s settlement options.

When death claim benefits due from the Reinsurer are in default, the Ceding Company reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on January 1, prior to the date of the death claim. Claims benefits in default are defined as undisputed claim benefits not reimbursed within ninety (90) days of receiving the claim benefit request, all proofs as described in Section 9.2 above.

For policies where the Ceding Company decides not to pay the claim, the procedures stated below under Section 9.4, Disputed Claims will be followed .

9.4	DISPUTED CLAIMS

The Ceding Company will promptly notify the Reinsurer of its intent to contest, compromise, or litigate a claim reinsured under this Agreement. The Ceding Company will provide the Reinsurer with all papers for review. Within seven (7) days of receiving the papers, the Reinsurer must communicate its approval of the Ceding Company’s actions and agreement to be a party to the contest, compromise, or litigation. Failure to respond to the Ceding Company within seven (7) days constitutes approval and agreement by the Reinsurer.

If the Reinsurer declines to be a party to such contest, compromise, or litigation, the Reinsurer will discharge all of its liability by paying its proportionate share of reinsurance due the Ceding Company as if there had been no contest, compromise or litigation. The Reinsurer will also pay its proportionate share of covered expenses incurred to the date it notifies the Ceding Company it declines to be a party.

9.5	CLAIM EXPENSES

The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has discharged its liability as described in Section 9.4 above, the Reinsurer will not participate in any expenses after the date of discharge.

Claim expenses do not include routine home office claim and administration expenses, including the expenses incurred by the Ceding Company as a result of a dispute arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.6	MISREPRESENTATION OR SUICIDE

If the Ceding Company returns Premium to the policy owner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or as a result of the suicide of the insured, the Reinsurer will refund reinsurance Premiums received on that policy without interest to the Ceding Company.

9.7	MISSTATEMENT OF AGE OR GENDER

If the amount of insurance changes because of a misstatement of age or gender classification, the Reinsurer’s share of liability will change proportionately. Reinsurance Premiums will be adjusted from the inception of the policy and any differences will be settled without interest.

9.8	EXTRA-CONTRACTUAL DAMAGES

Generally, the Reinsurer will not participate in and will not be liable to pay extra-contractual damages that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this Agreement.

The parties recognize that circumstances may arise in which the Reinsurer would participate in extra-contractual damages. The Reinsurer will be liable for and reimburse the Ceding Company for the Reinsurer’s share of extra-contractual damages that result from actions approved in advance and in writing by the Reinsurer unless the Reinsurer had discharged all of its liability. In such situations, the Reinsurer and the Ceding Company will share such damages in proportion to the original amount reinsured.

For purposes of this Agreement, the term “extra-contractual damages” will include, by way of example and not limitation:

1.	Actual and consequential damages;
2.	Damages for emotional distress or oppression;
3.	Punitive, exemplary or compensatory damages;
4.	Statutory damages, fines or penalties;
5.	Amounts in excess of the reinsured amount hereunder that the Ceding Company pays to settle a dispute or claim;
6.	Third-party attorney fees, cost and expenses

Notwithstanding the limited exception set forth in the paragraph above, this Agreement shall not provide any indemnity with respect to any extra-contractual damages incurred by the Ceding Company as a result of any fraudulent and/or criminal act or omission:

1.	By any officer, director, employee, agent or representative of the Ceding Company and, of which, Reinsurer is not consciously aware; nor
2.	Occurring prior to the denial of the claim and, of which, Reinsurer is not consciously aware.

ARTICLE 10 – RETENTION LIMIT CHANGES

The Ceding Company may change its Retention with respect to future new business at any time. The Ceding Company will notify the Reinsurer of such change at least thirty (30) days in advance of the effective date.

A change to the Ceding Company’s maximum retention limits will not affect the reinsured policies inforce except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed in writing between the parties, an increase in the Ceding Company’s retention schedule will not cause an increase in the Automatic Pool Binding Limits.

ARTICLE 11 – RECAPTURE

If the Ceding Company increases its Retention, it shall have the right to recapture ceded reinsurance in accordance with the following rules:

1.  The Risk has been reinsured under this Agreement and in force for the minimum period shown in Exhibit C.5 Recapture Period.

2.  The Ceding Company retained its maximum limit of Retention for the plan, age and mortality rating at the time the policy was issued under this Agreement and in accordance with Exhibit A, Retention Schedule of the Ceding Company.

3.  All reinsurance eligible for Recapture under the provisions of this Article, must be Recaptured.

4.  The Risk will be Recaptured on the anniversary date of the policy following the recapture notification letter unless agreed upon in writing by both parties.

5.  For any death that occurred prior to recapture, the Ceding Company’s retention limit at the time of death will apply.

To effect recapture, the Ceding Company must notify the Reinsurer of its intent to do so within ninety (90) days of the effective date of the increase in its Retention limits. The Ceding Company may apply the new limits of Retention to existing ceded reinsurance and reduce and Recapture reinsurance inforce.

The amount eligible for recapture will be the difference between the amount originally retained and the amount the Ceding Company would have retained on the same quota share basis had the new Retention schedule been in effect at the time of issue.

ARTICLE 12 – REINSURED NET AMOUNT AT RISK

The Cash Value will be applied to the reinsured amount proportionately. When multiple layers are reinsured, the Cash Value will be applied proportionately to each layer. If multiple companies exist on a layer, the Cash Value will be split proportionately among the Reinsurers.

The Reinsured Net Amount at Risk will be the difference between the reinsured face amount and the portion of the Cash Value corresponding to the reinsured face amount on the Policy.

Term Riders: the net amount at risk will equal the reinsured face amount.

ARTICLE 13 – GENERAL PROVISIONS

13.1	CURRENCY

All payments and reporting by all parties under this Agreement will be made in United States dollars.

13.2	PREMIUM TAX

The Reinsurer will not reimburse the Ceding Company for premium taxes.

13.3	INSPECTION OF RECORDS

The Reinsurer or the Ceding Company, or their duly authorized third party auditor (“Auditor”), will have the right to inspect original papers, records and all documents relating to the business reinsured under this Agreement. These documents will be made available during normal office hours at the office of the inspected party to a representative of the party requesting inspection who will be named in advance; notification of such visits must be given two (2) weeks in advance. If the party requesting inspection uses an Auditor, the inspected party may require that the Auditor enter into a written confidentiality agreement; provided that such agreement contains commercially reasonable terms and conditions and that it does not prevent disclosure of the results of the inspection to the party requesting the inspection of records.

13.4	COMPLIANCE WITH LAWS

The Policy is issued and maintained in accordance with all laws and the Ceding Company assures the Policy does not involve individuals appearing on the OF AC Specifically Designated Nationals or Blocked Persons list or residing in a prohibited country. Neither the Ceding Company nor the Reinsurer shall be required to take any action under this Agreement that would result in it being in violation of said laws, including making any payments in violation of the law. Should either party discover a reinsurance payment has been made in violation of the law, it shall notify the other party and the parties shall cooperate in order to take any necessary corrective actions.

13.5	THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)

Both the Reinsurer and the Ceding Company agree to provide all information necessary to demonstrate compliance with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 – 1474 of the U.S. Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, any information necessary for the parties to enter into an agreement described in Section 147l(b) of the U.S. Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the U.S. and any other jurisdictions relating to FATCA. This information will be provided promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

The parties to this Agreement acknowledge that if they fail to supply such information on a timely basis, it may be subject to a 30% U.S. withholding tax imposed on payments of U.S. source income.

13.6	SEVERABILITY

If any provision of this Agreement is determined by a court of law to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement to the extent that enforcement of such remaining provisions, without the invalid or unenforceable provision, is consistent with the intent of the parties which is inferred from the provisions of the entire Agreement.

13.7	WAIVER

Either party may choose to waive any provision or right under this Agreement under which performance is owed to them by the other party. Any waiver of provisions or rights by a party to this Agreement must be in writing signed by a duly authorized representative of the party granting the waiver. If either party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future.

ARTICLE 14 – DAC TAX

The Ceding Company and the Reinsurer hereby agree to the following, pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended

I.        The term “party” will refer to either the Ceding Company or the Reinsurer as appropriate.

2.        The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term “net consideration” refers to net consideration as defined in Treasury Regulation Section l.848-2(f).

3.        The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRS Section 848(c)(l).

4.        The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year by April 1 to ensure consistency, or as otherwise required by the Internal Revenue Service.

5.        Each party may contest such calculation by providing an alternative calculation by May l of the year following the end of the taxable year to the other party and the parties will act in good faith to reach agreement as to the correct amount within thirty (30) days.

6.        Each party agrees to report such amount of net consideration in their respective federal income tax returns for the previous tax year.

7.        Each party will attach a schedule to its federal income tax return for the first taxable year ending on or after the Effective Date that identifies this Agreement as a reinsurance agreement for which the joint election under Regulation Section 1.848-2(g)(8) has been made.

8.        Each party represents that it is subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

ARTICLE 15 – RESERVES

15.1	Reserve Reporting

The Ceding Company shall provide a reserve summary for the Policies reinsured under this Agreement to the Reinsurer within fifteen (15) days of the end of each quarter. Upon request, the Ceding Company will provide a detailed description of its statutory valuation basis as filed with the Ceding Company’s statutory annual statement.

The Reinsurer will be responsible for calculating and establishing statutory reserves on its share of the business in accordance with the Standard Valuation Law. The Reinsurer’s reserve calculations may differ from those of the Ceding Company.

The Reinsurer will establish reinsurance reserves in accordance with all applicable laws and regulations that the Reinsurer deems controlling.

15.2	Reserve Credit

The parties intend that the Ceding Company will receive statutory reserve credit in its state of domicile for reinsurance provided under this Agreement. The parties agree to use reasonable efforts to ensure that such reserve credit will remain available to the Ceding Company.

If the Ceding Company loses statutory reserve credit in part or in total due to a failure by the Reinsurer to maintain in effect a required license or accreditation in the Ceding Company’s state of domicile (hereinafter a “Reserve Credit Event”), then the parties will take the steps specified below. The parties will provide prompt notice of the occurrence of any Reserve Credit Event.

Upon the occurrence of any Reserve Credit Event, the Reinsurer shall establish on behalf of the Ceding Company such trust accounts, letters of credit, premiums withheld by the Ceding Company, or a combination thereof as may be required or permitted by applicable law in order to permit the Ceding Company to obtain credit for such reinsurance. The Reinsurer will have the option of determining the method of funding to be utilized so long as the Ceding Company is satisfied that such method will provide such statutory financial statement credit. As an alternative to the measures described directly above, the Reinsurer may:

i.

Cure the Reserve Credit Event by modifying the settlement terms of this Agreement during the Reserve Credit Event to provide for monthly settlements in arrears during the pendency of the Reserve Credit Event; or

ii.

Propose the assignment and novation of its position as reinsurer under this Agreement to another reinsurer within the reinsurer’s group and transfer the reinsurer’s obligations under this Agreement to such reinsurer, provided the Ceding Company is in agreement that transfer to the other reinsurer would allow the Ceding Company to obtain full reserve credit for the reinsurance of the policies reinsured hereunder.

If a Reserve Credit Event is not cured and the Reinsurer fails to establish or maintain collateral as set forth above, then the Ceding Company may recapture the business ceded under this Agreement. In that event, if the Ceding Company elects to recapture reinsurance under this Article, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

In the event business ceded under this Agreement becomes eligible for recapture pursuant to the provisions of this Article, written notice of the Ceding Company’s intent to recapture will be given to the Reinsurer within ninety (90) days of the business first becoming recapture eligible. Recapture will become effective no earlier than the first date on which the business became eligible for recapture and no later than one hundred twenty (120) days after written notice to recapture is provided to the Reinsurer.

ARTICLE 16 – OFFSET

Any undisputed amounts due, by either of the parties to this Agreement, whether they arise out of this Agreement or out of any other reinsurance relationship between the parties, may be offset and only the balance will be allowed or paid. This right will continue to exist after the termination of this Agreement, or of any business relationship between the parties. This right to offset is not diminished by the insolvency of either party.

ARTICLE 17 – INSOLVENCY

17.1	INSOLVENCY OF A PARTY TO THIS AGREEMENT

A Party to this Agreement will be deemed “insolvent” when it:

a)        Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

b)         Is adjudicated as bankrupt or insolvent; or

c)      Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors to avoid bankruptcy or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

d)        Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

17.2	INSOLVENCY OF THE CEDING COMPANY

In the event that the Ceding Company is deemed insolvent, all reinsurance death claims payable hereunder will be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company for benefits under the Reinsured Policy, without diminution because of the insolvency of the Ceding Company.

It is understood, however, that in the event of such insolvency, the liquidator, receiver or statutory successor of the Ceding Company will give written notice to the Reinsurer of the pendency of a death claim against the Ceding Company on a Risk reinsured hereunder within a reasonable time after such death claim is filed in the insolvency proceeding.

Such notice will indicate the policy reinsured and whether the death claim could involve a possible liability on the part of the Reinsurer. The Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Ceding Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructure of the Policies that are not otherwise expressly covered by this Agreement.

During the pendency of such claim, the Reinsurer may investigate such death claim and interpose, at its own expense, in the proceeding where such death claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

Where two or more Reinsurers are participating in the same death claim and a majority in interest (determined with respect to shares of Net Amount at Risk) elects to interpose a defense or defenses to any such death claim, the expense will be apportioned among the Reinsurers in the same proportion that the Reinsurer’s net liability bears to the sum of the net liability of all Reinsurers on the insured’s date of death.

17.3	INSOLVENCY OF THE REINSURER

In the event of the insolvency of the Reinsurer, the Ceding Company may cancel this Agreement for new business by promptly providing the Reinsurer or its Authorized Representative with written notice of cancellation, to be effective as of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

In addition, in the event of the insolvency of the Reinsurer, the Ceding Company may provide the Reinsurer or its Authorized Representative with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Ceding Company on the Reinsured Policies.

The Ceding Company will provide the Reinsurer with ninety (90) days’ advance written notice of its intent to recapture (the “Cure Period”). If at the end of the Cure Period the Reinsurer remains insolvent according to the authority responsible for such determination, then the Ceding Company may elect to recapture all reinsurance inforce under this Agreement effective no earlier than the end of the Cure Period and no later than twelve (12) months following the end of the Cure Period. If the Ceding Company elects to recapture reinsurance under this Article, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

ARTICLE 18 – ERRORS AND OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission. In the event a payment is corrected, the party receiving the payment may charge interest. If such restorations are not possible, the Parties will endeavor in good faith to promptly remedy the situation in a manner that is mutually agreeable, and most closely approximates the intent of the Parties as evidenced by this Agreement. Any resolution made to correct such error will not constitute a waiver or set a precedent for any similar subsequent errors. However, in no case shall an error or omission create reinsurance coverage that would not have existed in the absence of the error or omission.

This provision applies only to oversights, misunderstanding or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder, including the underwriting of the Risk. It is expressly understood that nothing in this provision waives the requirements for Automatic Reinsurance that are specified in Article 2 Automatic Reinsurance.

If the Ceding Company has failed to cede as provided under this Agreement or has failed to comply with reporting requirements with respect to business ceded hereunder, the Ceding Company may be obligated to audit its records for similar errors and take all reasonable action necessary to correct errors and avoid similar errors if required by the Reinsurer.

The Ceding Company will provide information about and consult with the Reinsurer regarding liability prior to making material corrections or taking back premium for late reported terminations on the billing statement.

ARTICLE 19 – ARBITRATION

19.1	GENERAL

The parties agree to act with the highest good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including its formation and validity, and whether arising during, or after the period of this Agreement and the dispute cannot be resolved through Issue Resolution as described below, the dispute will be decided through arbitration.

As a condition to the parties’ right to arbitration under this Agreement, either the Ceding Company or the Reinsurer will give written notification to the other party of any dispute relating to or arising from this Agreement, including, but not limited to, the formation or breach thereof.

19.2	ISSUE RESOLUTION

In the event of a dispute arising out of or relating to this Agreement, the parties agree to the following process of issue resolution. Within fifteen (15) days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary to attempt to negotiate a resolution of the dispute. During the negotiation process, all reasonable requests made for information concerning the dispute will be promptly honored. The format for discussions will be determined mutually by the officers.

If these officers are unable to resolve the dispute within thirty (30) days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days. If the matter is not resolved within thirty (30) days of the first meeting or the additional thirty (30) day period, if any, then either party may demand arbitration as documented below. The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

If a resolution cannot be reached using the process described above, the dispute or claim shall be referred to arbitration.

19.3	NOTICE OF ARBITRATION

To initiate arbitration, either party will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought (the “Arbitration Notice”). The party, to which the Arbitration Notice is sent, shall respond to such notice in writing, within twenty (20) days of its receipt. Failure to respond in a timely manner to the Arbitration Notice will be deemed a breach of this Agreement, enforceable within an applicable court of law.

19.4	PROCEDURE

Arbitration shall be conducted before a three-person arbitration panel (the “Arbitration Panel”) of disinterested arbitrators who shall be appointed as follows: Each party shall appoint one arbitrator, and the two arbitrators so appointed shall then appoint a neutral umpire before proceeding. If either party fails to appoint an arbitrator within thirty (30) days after it receives the Arbitration Notice, the Party who initially sent the Arbitration Notice may appoint both arbitrators.

Should the two arbitrators fail to choose an umpire within thirty (30) days of the appointment of the second arbitrator, the parties shall appoint the umpire pursuant to the ARIAS•U.S. Umpire Selection Procedure.

The arbitrators and umpire shall be either present or former executive officers of insurance or reinsurance companies, other than the parties or any of their affiliates, or arbitrators certified by ARIAS•U.S. and not former officers, directors or employees of either the Reinsurer or the Ceding Company or any of their past or current affiliates. The arbitrators and umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration.

The parties shall be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. The umpire may order depositions and interrogatories upon a showing of need. It is the parties’ intent that the discovery proceedings be conducted in a cost-effective manner.

19.5	PLACE OF ARBITRATION

The home office of the Ceding Company.

19.6	ARBITRATION COSTS

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including any outside attorney or witness fees. Unless the Arbitration Panel orders otherwise, each party shall pay: (I) the fees and expenses of its own arbitrator; and (2) an equal share of the fees and expenses of the umpire and of the other expenses of the arbitration, such as hearing rooms, court reporters, etc.

19.7	ARBITRATION SETTLEMENT

The decision of a majority of the Arbitration Panel shall be final and binding, except to the extent otherwise provided in the Federal Arbitration Act. The Arbitration Panel shall render its award in writing. The Arbitration Panel shall have no power to award consequential, special, or punitive damages. Judgment upon the award may be entered in any court having jurisdiction, pursuant to the Federal Arbitration Act. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law or rules of evidence.

19.8	INJUNCTIVE RELIEF

Nothing in this Agreement shall prevent the parties, prior to appointment of the Arbitration Panel, from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. Once the Arbitration Panel has been selected, the Arbitration Panel shall have exclusive jurisdiction to hear applications for such relief, except that any interim measures or injunctive relief ordered by the Arbitration Panel may be immediately and specifically enforced by a court of competent jurisdiction.

Notwithstanding the foregoing, in the event of any breach or threatened breach of the Confidentiality Section or any other privacy or confidentiality provisions of this Agreement, without limiting any other rights and remedies, the parties may seek an injunction either by applying to a court of competent jurisdiction or by applying to the Arbitration Panel, if such panel has been selected.

19.9	CONFIDENTIALITY OF ARBITRATION

Unless otherwise agreed by the parties or required by law, the parties, the Arbitration Panel, and ARIAS•U.S shall maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced, or exchanged pursuant to an arbitration conducted under this Article.

ARTICLE 20 – DURATION OF AGREEMENT

This Agreement will be in effect for an indefinite period and may be terminated as to new reinsurance by the Reinsurer or Ceding Company giving ninety (90) days’ written notice of termination to the other party, sent by certified mail or overnight courier service (e.g. Federal Express). The day the notice is mailed to the other party’s Home Office, or, if the mail is not used, the day it is delivered to the other party’s Home Office or to an Officer of the other party will be the first day of the notice period. During the notice period, this Agreement will continue to operate in accordance with its terms.

The Reinsurer remains liable for all reinsured policies in force as of the date of the termination, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement. All provisions of this Agreement will survive its termination to the extent necessary to carry out its purpose.

If the Reinsurer has made a Facultative offer prior to the termination date of this Agreement and the Ceding Company has accepted that Facultative offer before the termination of this Agreement or the termination of the Reinsurer’s offer whichever comes later, the Reinsurer will be liable even if the effective date of the policy falls beyond the termination date of this Agreement.

ARTICLE 21 – REPRESENTATIONS AND WARRANTIES

All matters with respect to this Agreement require the good faith of both parties.

The Reinsurer represents and warrants the following:

1.	That it is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

2.	That it is subject to U.S. Federal income taxation as a domestic corporation.

3.	That no United States federal excise tax is payable with respect to reinsurance premiums paid by the Ceding Company hereunder.

4.

That it has obtained and will maintain, at all times during the effect of this Agreement, all consents, authorizations, licenses, approvals, and registrations required to perform its obligations under this Agreement.

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The Reinsurer and the Ceding Company have entered into this Agreement in reliance upon each other’s representations and warranties. The Ceding Company and the Reinsurer each affirms that it has and will continue to disclose all matters material to this Agreement. Material for purposes of this Article will mean information that a prudent actuary would consider as reasonably likely to affect the Reinsurer’s experience under this Agreement. Examples of such matters are a Material Change in underwriting, claims or issue practices or philosophy, or a change in the Ceding Company’s ownership or control.

ARTICLE 22 – CONFIDENTIALITY

22.1	Confidentiality Definitions.

“Confidential Information” means all information, regardless of when received, concerning this Agreement, Disclosing Party’s business, Customer Information, Personal Information, finances or operations, whether oral, written or otherwise; all analyses, compilations, studies, or documents relating to such information prepared by Receiving Party containing or based in whole or in part on such information; and all reproductions of such information. The term “Confidential Information” does not include information that: (a) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement by Receiving Party; (b) was available to Receiving Party on a non-confidential basis prior to its disclosure to Receiving Party; (c) becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party, provided that such source is not known by Receiving Party to be prohibited from transmitting the information to Receiving Party by a contractual, legal, fiduciary or other obligation; or (d) was or is independently developed by Receiving Party.

“Customer Information” means non-public personal information as defined under the Gramm-Leach-Bliley Act of 2001 and its corresponding regulations.

“Disclosing Party” means the party and its Affiliates that disclose Confidential Information under this Agreement.

“Person” means any corporation, company, entity, partnership, individual, or governmental entity or body.

“Personal Information” means an individual’s first name and last name or first initial and last name in combination with any one or more of his or her: (a) Social Security number; (b) driver’s license number or state-issued identification card number; or (c) financial account number, or credit or debit card number, with or without any required security code, access code, personal identification number or password, that would permit access to such individual’s financial account. Personal Information does not include information that is lawfully obtained from publicly available information, or from federal, state, or local government records lawfully made available to the general public.

“Receiving Party” means the party and its Affiliates and Representatives that receive Confidential Information under this Agreement.

“Representatives” means a party’s and its Affiliates’ directors, officers, employees, agents, representatives, consultants, and advisors.

“Unauthorized Access” means any access to or disclosure or use of any of Disclosing Party’s Confidential Information in violation of this Agreement or applicable law.

22.2	Nondisclosure; Security.

The Receiving Party: (a) shall keep Confidential Information confidential; (b) shall not, without the prior written consent of Disclosing Party, disclose Confidential Information to any Person in any manner whatsoever, except as expressly authorized herein; and (c) shall not use Confidential Information for any commercial or competitive purpose other than for purposes of carrying out this Agreement. Receiving Party further agrees to disclose the Confidential Information only to those of its Representatives who need to know such information for the purposes of carrying out this Agreement and agrees that it shall inform its Representatives of the confidential nature of such Confidential Information. Receiving Party shall advise its Representatives of the confidential nature of such information. Receiving Party is responsible for any breach of this Agreement by its Representatives. This provision does not prohibit the sharing of Confidential Information with Retrocessionaires or other parties engaged to provide services in connection with this Agreement, to the extent necessary to provide such services, provided that such Retrocessionaires and parties shall have agreed to maintain the confidentiality of such information and implement appropriate security measures.

The Ceding Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer and its affiliated companies as needed in the ordinary and necessary course of the business of reinsurance. However, the Reinsurer shall not disclose or release the aggregate data to any third party in a manner that would allow, directly or indirectly, identification of the Ceding Company or any specific policyholder.

The parties shall maintain information security policies and procedures that include administrative, technical and physical safeguards designed to: (a) ensure the security and confidentiality of Confidential Information; (b) protect against anticipated threats or hazards to the security or integrity of Confidential Information; (c) protect against Unauthorized Access to Confidential Information; (d) ensure the proper disposal of Confidential Information; and (e) ensure the secure transmission of Confidential Information and all other information exchanged between the parties. The parties shall mutually agree upon data transfer methods and technologies in order to ensure that information exchanged between the parties is done so in a confidential and secure manner. Notwithstanding anything else in this Agreement, Disclosing Party shall not have any obligation to exchange any information with Receiving Party unless and until the Disclosing Party is satisfied, in its reasonable discretion, that such information will be exchanged in a secure manner reasonably acceptable to both parties.

Receiving Party shall promptly notify the Disclosing Party of any Unauthorized Access to Disclosing Party’s Confidential Information, and take appropriate action to prevent further Unauthorized Access, and shall cooperate with Disclosing Party to provide any notices and information regarding such Unauthorized Access as required by applicable law or Disclosing Party.

The parties agree that if either has access to Personal Information, each shall comply with all applicable state and federal laws and regulations regarding the safeguarding and treatment of such information, including but not limited to the Gramm-Leach-Bliley Act and similar state law equivalents.

Each party shall implement and maintain appropriate security measures to protect Personal Information in the party’s possession. Without the Ceding Company’s prior written consent, the

Reinsurer shall not store Confidential Information provided by the Ceding Company outside the United States or provide access to Confidential Information provided by the Ceding Company to any Person outside of the United States. Notwithstanding the foregoing, the Reinsurer may store Confidential Information in Canada for business continuity purposes only. The Reinsurer’s primary data center and processing location shall remain within the United States.

22.3	Data Security Safeguards.

The Reinsurer shall maintain data security safeguards that meet or exceed those set forth in Exhibit E.

22.4	Exceptions.

Receiving Party may disclose Confidential Information that is, in the reasonable opinion of counsel to Receiving Party: (a) necessary to establish rights under this Agreement; (b) required by law or the rules and regulations of any stock exchange on which the securities of Receiving Party are traded or of any other regulatory authority having jurisdiction over Receiving Party; or (c) in response to a valid subpoena or order of a court or other governmental body or other valid legal process; provided, however, that with respect to any disclosure pursuant to clause (b) or clause (c) of this sentence, Receiving Party shall first give notice to Disclosing Party and cooperate with Disclosing Party so that Disclosing Party may take legally available steps to resist or narrow any applicable request, subpoena, or order and obtain an appropriate protective order or other assurance that Confidential Information will continue to be handled confidentially to the extent allowed by law or regulation.

22.5	Return, Destruction of Confidential Information.

Promptly upon the written request of Disclosing Party, Receiving Party shall, at Receiving Party’s option, return or destroy all tangible (including all data maintained in any computer memory, storage media, or similar form) Confidential Information and will not retain any copies, extracts, or other reproductions, in whole or in part, of such Confidential Information. Notwithstanding the foregoing, Receiving Party may retain Confidential Information as required by applicable law. Receiving Party is not required to destroy electronic data maintained on backup tapes or other archives, provided that any Confidential Information contained on such backup tapes or archives shall continue to be subject to the restrictions contained in this Agreement for as long as such Confidential Information is retained.

22.6	Representations.

Each party represents and warrants that it has the right to disclose the Confidential Information disclosed to the other party pursuant to this Agreement and that it knows of no patent, copyright, trade secret or other intellectual property claim of any third party that would limit, restrict, or prevent such disclosure. Neither party makes any other representation or warranty, express or implied, with respect to any Confidential Information. The Reinsurer acknowledges that a breach of its obligations under this Confidentiality Section would result in irreparable harm to the Ceding Company, the extent of which would be difficult to ascertain, and in any event, money damages would be inadequate in the event of such a breach. Accordingly, in the event of any breach or threatened breach of this Confidentiality Section, without limiting any other rights and remedies, the Ceding Company may seek an injunction (or other equitable relief as a court may deem appropriate) against the Reinsurer.

ARTICLE 23 – DEFINITIONS

Account Value/Cash Value - The amount of money, which the policy owner may receive if the policy owner cancels the coverage and returns the policy to the Ceding Company.

Age Basis – The method used, as specified in Exhibit D.3, Reinsurance Premiums to determine the age of the insured (nearest/next/last) when applying limits, such as retention limits, binding limits, jumbo limits and for determining reinsurance premiums.

Automatic – A reinsurance agreement under which the Reinsurer is obligated to accept or assume risks that meet certain specific criteria based on the Ceding Company’s underwriting.

Automatic Pool Binding Limit – The amount of Risk over the Ceding Company’s Retention, which can be ceded automatically to the pool if all automatic conditions are met.

Cede - To transfer an insurance Risk from the ceding company originally issuing the policy to another insurance company known as the Reinsurer.

Ceding Company- An insurer which underwrites and issues an original, principal policy to an insured and contractually Cedes a portion of the Risk to the Reinsurer.

Coinsurance - Indemnity life reinsurance under which the reserves as well as the Risk are transferred to the Reinsurer; the Ceding Company retains its liability to the contractual relationship with the insured. Under the Coinsurance method, the Ceding Company will pay the Reinsurer a proportionate part of the Premiums it receives. In return, the Reinsurer agrees to pay the Ceding Company a proportionate part of the claim and participate in all other policy benefits explicitly stated in this Agreement.

Conditional Receipt – A provision included in some life insurance policies providing coverage from the date of the application to the date at which the policy is either issued or declined.

Contractual Conversion – A conversion privilege as defined within the policy form not requiring evidence of insurability.

Effective Date of this Agreement – The date on which this Agreement becomes binding on the Ceding Company and the Reinsurer. Policies with an application date on or after this date are eligible for reinsurance coverage under this Agreement.

Excess Reinsurance - A form of reinsurance under which recoveries are available when a given loss exceeds the Ceding Company’s Retention (Excess of loss reinsurance) as defined in the Agreement.

Facultative – Reinsurance under which the Ceding Company has the option (faculty) of submitting and the Reinsurer has the option of accepting or declining individual risks.

First Dollar Quota Share (FDQS) – An Agreement which provides that a fixed percentage of each Risk issued will be reinsured

Flat Extra - An additional premium amount per $1,000 of insurance that is charged to cover any extra hazard or special risk such as aviation or hazardous activities as assessed by the underwriter of the policy application. The additional premium paid to the Reinsurer is calculated based on the current reinsured face amount. Payment of the flat extra will be on either a temporary or permanent basis.

Material Change – A change that is likely to impact the Reinsurer’s financial experience under this Agreement or would cause the Reinsurer to alter or revise a risk classification or underwriting recommendation or claims decision, reconsider or adjust reinsurance pricing, or take similar actions.

Maximum Retention Per Life – The maximum amount of risk that the Ceding Company may hold on an individual insured according to its published Retention schedule.

Net Amount At Risk – A life insurance policy’s death benefit, minus the Policy’s Cash Value.

New Business – Policies on which the Ceding Company (1) has obtained the same new underwriting information it would obtain in absence of the original Policy, (2) pays the same commissions in the first year that it would have paid in absence of the original Policy and (3) the suicide and contestable period provisions are as long as those contained in other new policies issued by the Ceding Company.

Non-Contractual Conversion – An internal company practice or reasonable discretionary procedure which allows coverage to exchange or replace from one product to another for which no evidence of insurability is required.

Policy – An insurance contract issued by the Ceding Company on an insured that is reinsured under this Agreement

Professional Athlete – An individual who is a team member in any of the four major U.S. professional sports - National Football League (NFL), National Basketball Association (NBA), Major League Baseball (MLB) or National Hockey League (NHL).

Quota Share Retention – Specified percentage Retention on every policy up to the full Retention on a life.

Recapture - The process by which the Ceding Company recovers the liabilities transferred to the Reinsurer.

Reinsurer - A company which contractually assumes all or part of the Ceding Company’s Risk.

Retention – The dollar amount or percentage of each coverage retained by the Ceding Company or affiliates under the reinsurance agreement.

Risk - Insurance on an individual life.

Self Administration - A reinsurance arrangement where the Ceding Company provides the Reinsurer with periodic reports for reinsurance Ceded giving Premium, inforce, reserve, and any other information required by the Reinsurer for its financial reports. Self-Administration is also known as Bulk or Bordereaux.

Temporary Insurance Agreement – Legal agreement between an insurer and a proposed insured that provides a guaranteed amount of temporary life insurance coverage for a specific period of time, usually the underwriting period.

Ultimate Amount – The projected maximum policy death benefit that a policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the policy form.

Yearly Renewable Term (YRT) - A form of reinsurance under which the Risks, but not the permanent plan reserves, are transferred to the Reinsurer for a Premium that varies each year with the amount at Risk and the ages of the insureds. Under the YRT method, the Ceding Company will transfer to the Reinsurer the mortality Risk on either a net amount at Risk basis or on an approximation of the net amount at Risk basis.

ARTICLE 24 – EXECUTION

MINNESOTA LIFE INSURANCE COMPANY	SECURIAN LIFE INSURANCE COMPANY
Date: June 18, 2018	Date: June 18, 2018
Place: St Paul, MN	Place: St Paul, MN
By: [signature]	By: [signature]
Title: Vice President, Life Operations	Title: Vice President, Life Operations
Attest: Brenda Siebenaler	Attest: Brenda Siebenaler
Title:Supervisor,Reinsurance Admin.	Title: Supervisor, Reinsurance Admin.
NAIC #: 66168	NAIC #: 93742
Federal ID #: 41-0417830	Federal ID #: 41-1412669

RGA REINSURANCE COMPANY
Date: 6/21/2018
Place: Chesterfield, MO
By: Julie H Decker
Title: VP & Managing Actuary
Attest: [signature]
Title: SVP Head of Business Development
NAIC #:93572
Federal ID #:43-1235868

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ARTICLE 24 - EXECUTION This Agreement is effective as of the month, day and year stated on the cover page of this Agreement, and applies to all eligible policies with application dates on or after such date or eligible policies back dated to save age. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In witness whereof, we have caused this Agreement to be executed in duplicate at the dates and places shown below, by our respective officers authorized to do so. MINNESOTA LIFE INSURANCE SECURIAN LIFE INSURANCE COMPANY COMPANY Date: Date: Place: St Paul, MN Place: St Paul, MN Title: Vice President, Life Operations Title: Vice President, Life Operations Attest: Attest Title: Supervisor, Reinsurance Admin. Title: Supervisor, Reinsurance Admin. NAIC#: 66168 NAIC #: 93742 Federal ID #: 41-0417830 Federal ID#: 41-1412669. RGA REINSURANCE COMPANY Date: Place: By: Title: Attest: Title: NAIC #:93572 Federal ID #:43-1235868